Exhibit 10.29

MARKETING SERVICES AGREEMENT

This agreement (the “Agreement”) is made as of June 13, 2006, between Citibank, N.A., a national bank, having a place of business at One Court Square, Long Island City, NY 11120, Citibank, F.S.B., a federal savings bank, having a place of business at 11800 Spectrum Center, Reston, VA 20190, Citibank (West), FSB, a federal savings bank, having a place of business at One Sansome Street, San Francisco, CA 94105 and Citibank Texas, N.A., a national bank, having a place of business at One Lincoln Park, 8401 North Central Expressway, Dallas, TX 75225 (collectively, the “Bank”), and Primerica Financial Services Home Mortgages, Inc., a Georgia corporation, having its principal office at 3120 Breckinridge Boulevard, Duluth, Georgia 30099 (“PFSHMI”).

WHEREAS, the Bank offers unsecured consumer loans;

WHEREAS, PFSHMI, as a result of the expenditure of time, skill, effort and money, has developed a multi-level sales force of independent agents that is highly effective in marketing financial services to consumers (the “Sales Force”);

WHEREAS the Bank desires to use the expertise of PFSHMI and the Sales Force to market to consumers certain unsecured installment loans (“Loans”) and PFSHMI desires through use of its Sales Force to market the Loans.

THEREFORE, in consideration of the mutual promises and covenants contained herein, the parties agree as follows:

1.	Purpose. The purpose of this Agreement is to promote and achieve the effective marketing of Loans by the Sales Force in the United States and Puerto Rico as mutually agreed by the parties from time to time during the term of this Agreement.

2.	Appointment. (a) Bank appoints and grants unto PFSHMI rights to market Loans pursuant to the terms and conditions of this Agreement. PFSHMI accepts this appointment and agrees to fully and faithfully perform and discharge the duties, obligations and responsibilities provided for in this Agreement.

(b) During this Agreement, PFSHMI agrees to market the Loans and will use its best efforts to develop and implement, in consultation with the Bank, an effective marketing strategy for the Loans.

3.	Services to Be Performed. The Bank and PFSHMI shall perform under this Agreement as independent contractors. Unless stated explicitly, nothing contained herein shall be deemed to create any partnership, joint venture, or relationship of principal and agent between the parties hereto or any of their affiliates or subsidiaries, or to provide either party with any right, power or authority, whether express or implied, to create any such duty or obligation on behalf of the other party. Services hereunder shall be rendered in a professional manner and shall meet acceptable quality control, performance levels and standards as the parties may establish in writing from time to time.

4.	Fees and Expenses. (a) For the services of PFSHMI and the Sales Force in originating applications for and providing marketing services relating to Loans, the Bank shall pay PFSHMI (i) a commission and (ii) a marketing fee, each equal to a percentage of the principal amount of each Loan made by the Bank that results from the Sales Force’s brokering services. In its sole discretion, PFSHMI shall determine the allocation of compensation for each Loan amount to the members of its Sales Force and PFSHMI.

(i)	Commission at the date of this Agreement is agreed at two and one-half percent (2-1/2%) of the principal amount of each Loan (including a renewal of a Loan).

(ii)	The marketing fee at the date of this Agreement is agreed at twenty-five hundredths of a percent (0.25%) of the principal amount of each Loan (including a renewal of a Loan).

(b) The level of compensation may be modified from time to time upon written agreement of the parties hereto. Nothing herein shall require Bank, PFSHMI or members of the Sales Force to make a payment or conduct any activity if such payment or activity would violate any applicable law or regulation. Payment will be made by the Bank on terms and circumstances that are substantially the same, or at least as favorable to the Bank, as those prevailing at the time for comparable transactions with or involving non-affiliated companies or brokers.

(c) Bank shall pay within 60 days of receipt of a valid and itemized invoice, all reasonable expenses directly related to PFSHMI’s performance of its obligations under this Agreement. Such expenses shall include, but not be limited to, training materials, advertising, printing costs and postage/shipping expenses. Expense payments shall not exceed such budgeted amounts as may be periodically established by the parties.

(d) Compensation associated with both commissions and marketing fees shall each be paid (i) separately, each with accompanying documentation, and (ii) no less frequently than monthly, within 30 (thirty business days from the final calendar day of the month in which a Loan is made by Bank. Bank will issue such payments based on data generated from Banks’ loan processing systems to determine the total principal dollar amount of loans booked in that month, then separately multiply that amount by the designated percentage amount for the commission and marketing fee amount. The resulting commission and marketing fee sums will be mailed separately in the form of a Bank check or wire to PFSHMI along with supporting documentation for each itemizing the loan account information. Except as is otherwise specifically provided, each party shall pay its own respective costs and expenses in connection with this Agreement.

5.	Responsibilities of the Parties. The parties agree to undertake and perform the responsibilities as described in Exhibit A to this Agreement. The parties may amend Exhibit A or any substitute documentation to include those performance responsibilities or obligations reasonably necessary to carry out the purposes of this Agreement.

6.	Term and Termination. (a) This Agreement shall commence on the date set forth above and will continue in full force and effect until terminated by either party hereto. Each party shall have the right to terminate this Agreement by giving the other party written notice of its intent to terminate at least 90 days in advance of the date on which the termination is to take effect. Termination in accordance with this paragraph shall be without penalty to either party. Each party shall remain responsible for its respective obligations with regard to actions, events, and services received or rendered prior to the date such termination becomes effective.

(b) A party shall have the right to terminate this Agreement with immediate effect by written notice in the event that (i) an entity owning more than 50% of the voting shares of the other party ceases to own more than 50% of the voting shares of the other party; (ii) the other party shall be wound up, go into liquidation, or for any other reason shall cease or threaten to cease to carry on its business or shall transfer its business; (iii) a decree or order by a court or governmental agency or authority shall be entered for the appointment of a conservator, receiver or liquidator for the other party in an insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceeding, or the other party shall consent to such appointment or (iv) the other party shall commit any material breach of the terms of this Agreement or shall repeat, continue or fail to remedy any material breach, notwithstanding 30 days’ written notice of such breach.

(c) Notwithstanding any other provision of this Agreement, Bank shall remain obligated for the payment to PFSHMI on any loans closed after termination of this Agreement but arising from information submitted by PFSHMI prior to the effective date of such termination.

7.	Compliance with Laws. (a) Each party hereto agrees that it shall comply with all applicable federal, state and local laws, ordinances, codes and regulations in the performance of its obligations pursuant to this Agreement, including but not limited to obtaining the necessary licenses and certificates where required, and complying with all applicable laws and executive orders relating to equal opportunity or non-discrimination as applicable. If at any time during the term of this Agreement, a party is informed or information comes to its attention that it is or may be in violation of any law or regulation (or if it is so determined by any court, tribunal or other authority), that party shall immediately take all appropriate steps to remedy such violation and comply with such law or regulation, in all respects.

(b) Each party shall establish and maintain all proper records, including but not limited to accounting records and records of transactions hereunder required by any law, regulation, code of practice or corporate policy applicable to it from time to time.

8.	Audit. A party shall have the right, during normal business hours, to inspect the other’s pertinent books and records in order to verify the amount and calculation of compensation pursuant to this Agreement. Each party shall pay its own respective costs and expenses in connection with this provision.

9.	Indemnification. (a) Each party to this Agreement shall indemnify and hold harmless the other party and any of its directors, officers, employees, agents and contractors from and against any claim action or threatened action, suit or proceeding arising out of or as a result of, the indemnifying party’s performance under this Agreement and against any and all claims, expenses, losses or damages (including reasonable attorneys’ fees and disbursements) that result from the actions or inaction of the indemnifying party; provided, however, that in no event shall a party to this Agreement be obligated for any claims, expenses, losses, or damages resulting from the negligent act or willful misconduct of the indemnifying party.

(b) A party seeking indemnification under this Agreement shall (i) give prompt written notice to the indemnifying party of the existence of the indemnifiable claim; (ii) provide such information, cooperation and assistance as may reasonably be necessary for the defense of such action or claim; and (iii) grant full authority to the indemnifying party to defend or settle such action or claim. A party seeking indemnification shall not compromise or settle any action or claim without the reasonable consent of the indemnifying party.

10.	Confidentiality. (a) The Bank and PFSHMI agree that all information provided pursuant to this Agreement by or on behalf of each party to the other party is confidential and proprietary to the party providing the information and no party shall use or permit the use of any information provided by or on behalf of the other party for any purpose other than as permitted or required for performance under this Agreement. Each party agrees not to disclose or provide any information provided by or on behalf of the other party to any third party without the express written consent of the other party, with the exception of (i) its employees who have a need to know in order to perform pursuant to this Agreement, provided that such employees are bound to retain the confidentiality of the information and are bound to use such information only for purposes of performance pursuant to this Agreement; (ii) any affiliate or subsidiary to which such disclosure is necessary in connection with services provided pursuant to this Agreement, provided that such affiliate or subsidiary and its employees are bound to retain the confidentiality of the information and to use such information only for purposes of performance pursuant to this Agreement; (iii) third party vendors to which such disclosure is necessary for in connection with this Agreement, provided that such vendors and their employees are bound to retain the confidentiality of the information, and are bound to use such information only for purposes of performance pursuant to this Agreement; and (iv) the parties’ auditors, regulators and other similar required entities.

(b) Each party agrees to take all reasonable measures, including, without limitation, measures taken by each party to safeguard its own confidential information to prevent any disclosure by employees, agents or contractors. Nothing provided herein shall prevent any party from disclosing information to the extent the information (i) is or hereafter becomes part of the public domain through no fault of that party; (ii) is independently developed by that party without the use of the other party’s confidential information; (iii) is disclosed pursuant to requirements of law; or (iv) is already known to it without restriction. If either party hires another entity to assist it in the performance of this Agreement, or assigns any portion of its rights or delegates any portion of its responsibilities or obligations under this Agreement to another entity, the assigning or delegating party shall cause its assignee or delegate and its employees (a) to be bound to maintain the confidentiality of the information provided by or on behalf of the other party and (b) to be bound to only disclose or use the confidential information for purposes of performance pursuant to this Agreement. Any data or other materials, including copies thereof, furnished to or obtained by the receiving party pursuant to this Agreement shall be promptly returned to the disclosing party or destroyed upon request. Each party shall permit representatives of the other party, upon prior written notice and at reasonable times, to examine and verify compliance with respect to its information.

(c) Each party agrees to use information in compliance with Citigroup Privacy Policies and applicable privacy laws.

11.	Customer Contact. (a) Bank may contact any customer after receipt of the related application package from PFSHMI as Bank considers reasonable and appropriate for the processing of the loan application. PFSHMI agrees that Bank may also contact the customer for the purpose of: (i) offering checking accounts and (ii) additional extensions of credit to customers within the parameters of the original amount and term of any Loan made under this Agreement (i.e., “renewals” which the Bank refers to as its “TopUp” program). However, Bank shall use reasonable efforts to refrain from using information derived from application packages submitted by PFSHMI, including customer names, to solicit such customers for any other product, service, or program offered by Bank or any of its affiliates. This provision shall not prohibit Bank from using any data or customer names derived from other sources, including, but not limited to, existing Bank customer lists, third party mailing lists, or list of customers who later obtain a product from Bank or one of its affiliates.

(b) All obligations under this Section 11 shall survive termination of this Agreement for two years.

12.	Assignment. Neither party may assign any of its rights, obligations, or responsibilities under this Agreement except with the prior written consent of the other (such consent not to be unreasonably withheld), except that either party may assign such rights, obligations or responsibilities at any time to any of its subsidiaries or affiliates having reasonably adequate resources to perform the obligations and undertake the responsibilities under this Agreement on notice to the other party. Bank acknowledges that PFSHMI conducts its operations through a network of exclusive, independent agents who are not employees of PFSHMI. All terms and conditions of this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their successors and authorized assigns.

13.	Corporate Authority; Further Assurances. Each party represents that it has taken all necessary corporate action to authorize the execution and consummation of this Agreement and will furnish the other party with satisfactory evidence of this upon request. Each party agrees to negotiate in good faith the execution of such other documents or agreements as may be necessary or desirable for the implementation of this Agreement and the effective execution of the transactions contemplated hereby, and will continue to do so during the term of this Agreement.

14.	Notices. All notices and other communications under this Agreement shall be sent to the appropriate party at the following address via overnight delivery service, registered or certified mail, return receipt requested, electronic mail if acknowledged by the other party as actually viewed by them, or personal delivery:

Bank:

Richard Wada

Citibank, N.A.

One Court Square, 44th Floor

Long Island City, NY 10242

Attn: Director of Consumer Credit Marketing

PFSHMI:

Primerica Financial Services

Home Mortgages, Inc.

3120 Breckinridge Boulevard, Bldg. 200

Duluth, GA 30099

Attn: Executive Vice President

With a copy to:

Primerica Financial Services

Home Mortgages, Inc.

3120 Breckinridge Boulevard, Bldg. 200

Duluth, GA 30099

Attn: Legal Department

15.	Contingency Plan. Each party agrees to release the information necessary to allow the other to develop necessary disaster contingency and continuity of business plans, which will work in concert with a party’s plans.

16.	Regulatory. The parties agree that their respective regulators shall have the right to examine the transactional relationship between the parties pursuant to this Agreement, along with the records of transactions arising pursuant to this Agreement. It is understood that the Bank is regulated and supervised by either the Office of the Comptroller of the Currency (OCC) or the Office of Thrift Supervision (OTS) and that the Bank’s loan records are accessible solely by the OCC or OTS; PFSHMI is licensed and regulated generally as a broker by state regulatory agencies and maintains records in accordance with its licensed activities. Each of the parties shall provide to the other such records as are reasonably necessary to respond to their respective regulators, within their respective regulatory restrictions.

17.	Entire Agreement. This Agreement is the sole agreement between the parties with respect to the matters covered herein, and supersedes all prior oral or written promises or agreements with respect to the subject matter. This Agreement may be signed in counterparts, either in original form or in the form of facsimile copies, all of which taken together shall constitute one and the same instrument.

18.	Amendment. This Agreement, including all Exhibits and Schedules, may be modified only by a written agreement signed by each of the parties hereto. Notwithstanding the above, amendments to this Agreement, its exhibits or schedules, may take the form of electronic communication between the parties, as provided in the Notice provision of this Agreement.

19.	Force Majeure. Neither party shall be liable for delays or failure in its performance hereunder caused by any act of God, war, strike, labor dispute, work stoppage, fire, act of government, or any other similar major cause, beyond the control of that party.

20.	Severability. If any part of this Agreement shall be found by any court or governmental authority of competent jurisdiction to be illegal, invalid or unenforceable for any reason, the remainder of this Agreement shall be unaffected, and this Agreement shall continue in full force and effect.

21.	Survival. The provisions of this Agreement which by their sense and context are meant to survive expiration or sooner termination of this Agreement shall so survive.

22.	Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware (without regard to its conflict of law principles).

IN WITNESS WHEREOF, the Bank and the PFSHMI have caused this Agreement to be executed as of the date first written above.

Citibank, NA.		Primerica Financial Services Home Mortgages, Inc.

/s/ Paul D. Burner		/s/ Jeff Read
Name:	Paul D. Burner	Name:	Jeff Read
Title:	CFO - CBNA	Title:	S.V.P PFSHMI
LIC/49 (718) 248-9411

Citibank, F.S.B.

/s/ Paul D. Burner
Name:	Paul D. Burner
Title:	CFO - CBNA
LIC/49 (718) 248-9411

Citibank (West), FSB

/s/ Garcia-Velez
Name:	Garcia-Velez
Title:	Business Manager
0000 314 044
Western Div./(415)658-4321
One San Some Street, SF, CA
Citibank (West) FSB

Citibank Texas N.A.

/s/ William. E. Brown
Name:	William E. Brown
Title:	Region Manager Citibank Texas, N.A.

ATTACHMENTS:

Exhibit A: Responsibilities of the Parties

EXHIBIT A

RESPONSIBILITIES OF THE PARTIES

Each of the parties hereto agrees to undertake and perform as follows:

PFSHMI Responsibilities

(a)	Effectively maintain a Sales Force of no less than 25,000 part and full-time representatives in all areas in the United States where Loans are available.

(b)	Develop training programs in consultation with the Bank and train the Sales Force in marketing Loans, including, but not limited to making a Loan sales training program available to the Sales Force as part of the Bank’s and PFSHMI’s debt consolidation marketing focus.

(c)	Comply with all applicable federal, state and local laws and regulations governing its business, including, but not limited to, the Equal Credit Opportunity Act, the Fair Credit Reporting Act, and applicable state loan broker and consumer protection laws.

(d)	Provide compliance training and audit functions to require that PFSHMI and the Sales Force comply with applicable laws and licensing requirements.

(e)	Require that PFSHMI and the Sales Force adhere to applicable Citigroup policies and guidelines, including as they relate to consumer privacy policies.

(f)	Manage the Sales Force with an effective communication system using various media such as satellite broadcasting, telephone conferencing and field bulletins.

(g)	Adequately compensate the Sales Force for activities performed in the marketing of the Loans.

(h)	Provide administrative support and such other assistance and coordination as may be necessary or helpful to the Sales Force or to the Bank in carrying out their respective responsibilities under this Agreement.

(i)	Regularly meet with the Bank’s management and representatives to review all aspects of marketing the Loans.

Bank Responsibilities

(a)	Conduct its lending business in compliance with all applicable federal, state and local laws and regulations governing its business, including but not limited to, the Truth in Lending Act, the Equal Credit Opportunity Act, the Fair Credit Reporting Act, and consumer protection laws.

(b)	Pay compensation to PFSHMI as agreed pursuant to this Agreement.

(c)	Assure that the Bank and its employees adhere to Citigroup standards, policies and guidelines, including as they relate to consumer privacy policies, customer services and inquiry resolution.

(d)	Provide administrative and training support and such other assistance and coordination as may be necessary or helpful to PFSHMI and the Sales Force in carrying out their respective responsibilities under this Agreement.

(e)	Regularly meet with the PFSHMI’s management and representatives to review all aspects of marketing the Loans.

(f)	Identify and contract with a lender holding the required Finance Lender license to enable PFSHMI and its Sales Force to market unsecured consumer loans in California.

Effectiveness and Amendment

The terms in this Exhibit A shall be effective upon the date of this Agreement and continue through its term or upon its termination.

Any modification or amendment to this Exhibit A shall be in writing and executed by each of the parties hereto, establishing an effective date of such modification.

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